      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1999
                                                 Registration No. 333-__________
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                       NUCENTRIX BROADBAND NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                73-1435149
   (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)

                          200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075
          (Address of principal executive offices, including zip code)

                              --------------------

          NUCENTRIX BROADBAND NETWORKS, INC. 1999 SHARE INCENTIVE PLAN
                            (Full title of the plan)

                            J. CURTIS HENDERSON, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       NUCENTRIX BROADBAND NETWORKS, INC.
                          200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075
                                 (972) 423-9494
            (Name, address and telephone number of agent for service)

                                    copy to:

                              RODNEY L. MOORE, ESQ.
                             VINSON & ELKINS L.L.P.
                          2001 ROSS AVENUE, SUITE 3700
                            DALLAS, TEXAS 75201-2975
                                 (214) 220-7700

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                Proposed             Proposed
        Title of securities            Amount to be         maximum offering     maximum aggregate        Amount of
         to be registered               registered         price per share (1)  offering price (1)    registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
value per share...................  900,000 shares (2)          $ 26.50             $ 23,850,000          $ 6,630.30
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the sales price of the Company's Common Stock on the over-the-counter bulletin board quotation system on May 26, 1999.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on the securities covered by this Registration Statement.

================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

         (b) All other reports filed by the Registrant since December 31, 1998, with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-1 filed with the Commission on January 19, 1994 pursuant to the Securities Act of 1933, including any amendments or reports filed for the purposes of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Tenth of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), as well as
Article IX of the Company's Restated Bylaws (the "Bylaws"), provides that the Company shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute, as well as Article Tenth of the Certificate of Incorporation and
Article IX of the Bylaws, expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers. Additionally, both Article Tenth of the Certificate of Incorporation and Article IX of the Bylaws provide that, in the event that an officer or director files suit against the Company seeking indemnification of liabilities or expenses incurred, the burden will be on the Company to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

         The preceding discussion of the Company's Certificate of Incorporation, the Bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, the Bylaws and Section 145 of the Delaware General Corporation Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

         4.1     --        Nucentrix Broadband Networks, Inc. First Amended and
                           Restated 1999 Share Incentive Plan

         5.1     --        Opinion of Vinson & Elkins L.L.P.

         23.1    --        Consent of KPMG LLP

         23.3    --        Consent of Vinson & Elkins L.L.P. (included in the
                           opinion filed as Exhibit 5.1 hereto)

         24.1    --        Powers of Attorney (included in the signature pages
                           hereto)


ITEM 9.  UNDERTAKINGS.

  (a)    The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 2nd day of June, 1999.

                               NUCENTRIX BROADBAND NETWORKS, INC.


                               By:      /s/  Carroll D. McHenry
                                   ---------------------------------------------
                                        Carroll D. McHenry
                                        Chairman of the Board, President and
                                        Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes and appoints each of Carroll D. McHenry and Marjean Henderson, and each of them severally, acting alone and without the other, as his or her attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

                    Signature                                      Capacity                           Date
                    ---------                                      --------                           ----

/s/ Carroll D. McHenry                             Chairman of the Board, President and       June 2, 1999
-----------------------                            Chief Executive Officer (Principal
Carroll D. McHenry                                 Executive Officer)

/s/ Marjean Henderson                              Senior Vice President and Chief            June 2, 1999
---------------------                              Financial Officer (Principal Financial
Marjean Henderson                                  Officer)

/s/ Amy E. Manning                                 Controller (Principal Accounting           June 2, 1999
------------------                                 Officer)
Amy E. Manning

/s/ Richard B. Gold                                Director                                   June 2, 1999
-------------------
Richard B. Gold

/s/ Terry S. Parker                                Director                                   June 2, 1999
-------------------
Terry S. Parker

/s/ Mark G. Schoeppner                             Director                                   June 2, 1999
----------------------
Mark G. Schoeppner

/s/ Neil Subin                                     Director                                   June 2, 1999
--------------
Neil Subin

/s/ R. Ted Weschler                                Director                                   June 2, 1999
-------------------
R. Ted Weschler

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------

4.1     --        Nucentrix Broadband Networks, Inc. First Amended and Restated
                  1999 Share Incentive Plan

5.1     --        Opinion of Vinson & Elkins L.L.P.

23.1    --        Consent of KPMG LLP

23.3    --        Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1    --        Powers of Attorney (included in the signature pages hereto)